Exhibit 10.16

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT is made and entered into as of June 30, 1998 (the “Effective Date”) by and between METABOLEX, INC., a Delaware corporation with a place of business at 3876 Bay Center Place, Hayward, CA 94545 (“Metabolex”), and DIATEX, INC., a Texas corporation with a place of business at 105 Elm Spring Lane, San Antonio, TX 78231 (“DiaTex”). Metabolex and DiaTex may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Metabolex has expertise in, and proprietary technology for, the discovery, development and commercialization of novel therapeutics for use in the treatment of diabetes and other diseases and conditions; and

WHEREAS, DiaTex has developed proprietary technology regarding use of the compound Halofenate, and its enantiomers, analogues and derivatives, for the treatment of diabetes; and

WHEREAS, Metabolex wishes to obtain, and DiaTex desires to grant, an exclusive license to Metabolex to develop, make, have made, import, offer for sale and sell therapeutic products containing Halofenate or enantiomers, analogues or derivatives thereof for the treatment of diabetes and related conditions;

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” means any company or entity controlled by, controlling or under common control with a Party. As used in this Section 1.1, “control” means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.2 “Controlled” means, with respect to any material, Know-How or intellectual property right, that the Party owns or has a license to such material, Know-How or intellectual property right and has the ability to grant access, a license, or a sublicense to such material, Know-How or intellectual property right to the other Party as provided for herein without violating an agreement with a Third Party as of the time the Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.3 “DiaTex Know-How” means all Know-How Controlled by DiaTex at any time during the term of this Agreement, but excluding the DiaTex Patents.

1.

1.4 “DiaTex Patents” means any and all Patents Controlled by DiaTex during the term of this Agreement that claim a Licensed Compound or its manufacture or use or a Product or its manufacture or use.

1.5 “DiaTex Principal” means a person listed on Exhibit A. Such persons may be collectively referred to as the “DiaTex Principals.”

1.6 “DiaTex Technology” means the DiaTex Know-How and the DiaTex Patents.

1.7 “Enantiomer” means either of the chiral isomers of Halofenate that are direct, nonsuperimposable mirror images of each other or derivatives or analogues of the chiral isomers of Halofenate.

1.8 “Enantiomer Patent” means a Patent having at least one claim which claims a composition of matter embodying an Enantiomer, a method for producing such Enantiomer, or the use of such Enantiomer.

1.9 “FDA” means the U.S. Food and Drug Administration.

1.10 “Halofenate” means the molecule having the structure and the International Union of Pure and Applied Chemistry (“IUPAC”) name as described in Exhibit B.

1.11 “IND” shall mean an investigational new drug application for Regulatory Approval by the FDA, or equivalent approval by the relevant regulatory agency of a country, to commence clinical testing of a drug, as defined by the FDA or relevant regulatory agency, as the case may be.

1.12 “Joint Know-How” means all Know-How developed jointly by the Parties during the term of the Agreement.

1.13 “Joint Patents” means (a) all Patents claiming inventions within the Joint Know-How, and (b) the Enantiomer Patents.

1.14 “Joint Technology” means the Joint Know-How and the Joint Patents.

1.15 “Know-How” means all information, data, know-how, trade secrets, inventions, developments, results, techniques and materials, whether or not patentable, that are necessary or useful to the discovery and development of Licensed Compounds and Products for use in the treatment or prevention of human diseases or conditions, including without limitation diabetes, or to the manufacture or use of such Licensed Compounds or Products.

1.16 “Licensed Compound” means Halofenate, the Enantiomers, and any analogues or derivatives of Halofenate.

1.17 “NDA” shall mean an application for Regulatory Approval by the FDA, or equivalent approval by the relevant regulatory agency of a country, to commence marketing of a drug, as defined by the FDA or relevant regulatory agency, as the case may be.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.

1.18 “Net Sales”

(a) In the case of a Product sold by a Sublicensee or Third Party, “Net Sales” shall have the meaning ascribed in the relevant sublicense agreement between Metabolex and such Sublicense or Third Party for sales of such Product.

(b) In the case of a Product sold by Metabolex or its Affiliate, “Net Sales” means the gross invoiced price for the sale of such Product, less the following deductions:

(i) sales taxes, duties and other governmental charges;

(ii) separately identified shipping costs (including freight and insurance);

(iii) cash, trade and/or quantity discounts actually allowed;

(iv) amounts repaid or credited by reason of rejection or return of goods;

(v) volume or formal discount amounts paid or credited to a wholesaler, purchaser, Third Party payor or other contractee as a result of a contractual arrangement specific to a Product;

(c) rebates paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee; and

(d) discounts mandated by, or granted in response to, applicable state, provincial or federal law, wholesaler, including chargebacks or retroactive price reductions.

A sale of a Product under this Section 1.18(b) is deemed to occur upon the earlier of: (i) invoice date; (ii) delivery of Product; (iii) payment of an invoice by a Third Party purchaser.

1.19 “Patents” means any and all issued or pending patents and patent applications, both foreign and domestic, and including without limitation (i) all divisionals, continuations and continuations-in-part of any such applications, (ii) any patents that issue from any of the foregoing, and (iii) all substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors’ certificates with respect to any of the foregoing issued patents.

1.20 “Product” means a product that contains a Licensed Compound, including any formulation thereof, and is intended for sale for use in the treatment or prevention of human diseases or conditions, including without limitation diabetes.

1.21 “Racemate” means a mixture comprising approximately equal proportions of each Enantiomer.

1.22 “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations of any country, federal, state or local regulatory agency, ministry, department, bureau or other governmental entity necessary for the development, use, marketing, sale or distribution of a Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.

1.23 “Sublicensee” means a Third Party that is granted a sublicense by Metabolex to make, use, import and/or sell a Product.

1.24 “Third Party” means a person or entity other than DiaTex or Metabolex or their respective Affiliates.

2.	LICENSES

2.1 Metabolex License. DiaTex hereby grants Metabolex an exclusive license (even as to DiaTex), with right to sublicense, to use and practice the DiaTex Technology and the Joint Technology to develop, make, have made, import, offer for sale and sell Licensed Compounds and Products, provided that DiaTex shall retain sufficient rights as necessary for DiaTex’s performance of its obligations under this Agreement, and solely for such purpose.

2.2 Exclusivity. DiaTex hereby covenants that it will require and ensure, to the extent permissible by law, that DiaTex, the DiaTex Principals and DiaTex’s employees shall conduct such work on Halofenate and [*] exclusively for the benefit of Metabolex pursuant to this Agreement.

2.3 Agreement Regarding [*].

(a) The Parties acknowledge that DiaTex [*] with the [*] regarding the rights to [*].

(b) The Parties desire that after the Effective Date Metabolex shall [*] with [*] that [*] and shall make reasonable efforts, with DiaTex’s cooperation, to [*] with [*] that is [*] (“[*]”). The Parties agree that the terms of any [*] shall [*] for Metabolex to [*] to allow [*] to [*], and for [*] to (i) provide funding for and conduct the development of [*], including without limitation performing [*] in such country, and (ii) manufacture [*]. Any [*] shall also [*] for pharmaceutical products of similar nature and market potential and shall specifically [*] all development activities regarding [*] and the [*] shall be subject to the prior approval of Metabolex and shall conform to [*], as applicable, under the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder. If Metabolex is unable to [*], or if Metabolex [*], Metabolex shall not [*].

(c) If Metabolex [*] pursuant to Section 2.3(b) by [*], the Parties will [*] that Metabolex and DiaTex shall [*], including [*], if any, [*] under [*]. If [*] associated with it, then Diatex will [*] of the [*], and then [*]. In the event that Metabolex [*], Metabolex shall have no further obligations under this Section 2.3, and the provisions of Sections [*] Products by or [*] that [*].

(d) In the event that Metabolex [*] by [*], the terms of [*] hereof shall not apply to [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.

3.	RESEARCH AND DEVELOPMENT PROGRAM

3.1 Overview. DiaTex agrees to work cooperatively with and assist Metabolex in a program for the research and development of Licensed Compounds and Products (the “Program”), in order for Metabolex to eventually commercialize the Products for the treatment or prevention of human diseases, including without limitation diabetes. Metabolex will be responsible for the overall Program, including its management and direction. DiaTex will be responsible for Animal Testing Program, as described in Section 3.2(b).

3.2 DiaTex Responsibilities.

(a) Document Transfer. Promptly following the Effective Date, DiaTex shall transfer to Metabolex copies of (i) its IND for the Racemate, and (ii) all documents or materials in its possession comprising or containing DiaTex Know-How.

(b) Animal Testing Program. Promptly following the Effective Date, DiaTex shall commence a program of animal drug testing for demonstrating the improved efficacy of at least one of the Enantiomers, with the objective of providing sufficient data and justification to file at least one Enantiomer Patent (the “Animal Testing Program”). DiaTex shall bear all costs relating to the Animal Testing Program.

(c) Reporting. As soon as is reasonably practicable following the end of each calendar quarter of the Program Term (as defined in Section 3.5 below), DiaTex shall deliver to Metabolex a report detailing the results of the Animal Testing Program during such quarter and describing its research goals for the next quarter. Such reports shall include, without limitation, all data, documents and materials developed during or resulting from DiaTex’s efforts under the Animal Testing Program for such quarter which relate to the discovery, development, use or manufacture of the Enantiomer.

3.3 Metabolex Efforts. Metabolex shall use diligent efforts to conduct preclinical and clinical testing of the Racemate, in order to determine its efficacy for use in the treatment or prevention of human diseases or conditions, including without limitation diabetes. Metabolex shall also, to the extent it deems appropriate, create (or have created) derivatives and analogues of the Racemate and the Enantiomers for conducting such preclinical and clinical testing. Metabolex shall use diligent efforts to conduct such testing on one or more Licensed Compounds as needed to achieve regulatory approval of a Product, if possible. Metabolex shall bear all costs of the Program, provided that Metabolex shall not be responsible for any costs of the Animal Testing Program.

3.4 DiaTex Principals. The DiaTex Principals shall be available for consultation throughout the Program Term, including without limitation by phone, by fax or in person. The DiaTex Principals shall attend Metabolex meetings, if Metabolex so requests and upon reasonable notice. If such meeting takes place outside the San Antonio, Texas area, Metabolex shall pay DiaTex a per diem of $[*] for each DiaTex Principal who attends such meeting, plus all reasonable out of pocket expenses relating to attending the meeting. If such meeting takes place in the San Antonio, Texas area, Metabolex shall pay DiaTex $[*] per hour of attendance for each DiaTex Principal who attends such meeting. DiaTex hereby agrees to ensure that the DiaTex Principals will agree to and be bound by this Section 3.4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.

3.5 [*] of Program. The Program Term shall be four (4) years from the Effective Date. At the fourth anniversary of the Effective Date, if Metabolex has (a) [*] with respect to the Racemate and its derivatives and analogues, and (b) [*] with respect to the Enantiomers, Metabolex shall either:

(a) [*], in which case, Metabolex shall, at its option, grant DiaTex either (i) [*] of the [*], or (ii) [*] of the [*]. For purposes of this Section 3.5(a), “[*]” shall mean the [*] under [*]; or

(b) [*] to [*] and provide [*] commercially reasonable [*] and [*] that may [*].

4.	PURCHASE AND DELIVERY OF HALOFENATE

4.1 Purchase. The Parties agree that promptly after the Effective Date, DiaTex shall sell to Metabolex, and Metabolex shall purchase, [*] of Halofenate. Such purchase shall be made by delivery to Metabolex in a form mutually agreed, and such delivery will be accompanied by an invoice for such Halofenate in the amount of $[*]. Within [*] days of delivery of the Halofenate and the invoice therefor pursuant to this Section 4.1, Metabolex shall pay the full amount of such invoice to DiaTex pursuant to the payment procedures set forth in Article 6 below.

4.2 Delivery. The Halofenate supplied by DiaTex to Metabolex under Section 4.1 will be delivered FCA the Metabolex facility. DiaTex shall make shipping arrangements with a carrier mutually agreeable to the Parties. Title and risk of loss passes to Metabolex when the Halofenate is delivered to the Metabolex facility. All insurance premiums and other expenses related to such transportation and delivery shall be at DiaTex’s expense.

5.	PAYMENTS

5.1 License Fees. In consideration of the license granted herein, Metabolex shall pay DiaTex the following license fees:

(a) [*], Metabolex shall pay DiaTex $[*];

(b) [*], Metabolex shall pay DiaTex $2,000 per month [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.

5.2 Milestone Payments. Metabolex shall pay DiaTex the following milestone payments within [*] days of achieving each milestone below for the first time for a Product containing the indicated Licensed Compound:

Licensed Compound
Milestone	[*]		[*]
[*]	[	*]	$50,000
[*]	[	*]
[*]			[*]
[*]	[	*]	[*]
	[	*]

As used in this Section 5.2:

(a) “[*]” means [*] which Metabolex determines [*] the applicable Licensed Compound or Product.

(b) “[*]” means [*] Metabolex [*] pharmaceutical products, [*].

5.3 Royalties. Metabolex shall pay DiaTex a royalty of two percent (2%) on all Net Sales of Products by Metabolex, its Affiliates or its Sublicensees, in countries where there is a valid claim for the use, manufacture, and sale of Product from an issued DiaTex Patent or Joint Patent. Such royalty obligation will commence on the first commercial sale of such Product in a country by Metabolex, its Affiliates or its Sublicensees, and will expire on the expiration of last to expire DiaTex Patent or Joint Patent claiming such Product on a country-by-country basis. For clarity, the foregoing royalty shall not apply to Products that contain the Racemate.

5.4 Cumulative Sales Payments. Metabolex shall pay DiaTex the following amounts, on a one time only basis, within [*] days of Metabolex learning that the cumulative Net Sales of a Product containing the Racemate exceed the following amounts:

Cumulative Net Sales	Payment
US[*]	[*]
US[*]	[*]
US[*]	[*]
US[*]	[*]
US[*]	[*]
US[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.

6.	PAYMENT PROCEDURES

6.1 Manner of Payment. Remittance of payments under Articles 4 and 5 will be made by means of wire or electronic transfer to DiaTex’s account in a bank in the United States to be designated by DiaTex.

6.2 Payments and Reports. All amounts payable to DiaTex under this Agreement shall be paid in U.S. dollars. Royalty obligations that accrue during a calendar quarter shall be paid within [*] days after the end of such calendar quarter, and other payments owing shall be made as specified herein. Each payment of royalties due to DiaTex under Section 5.3 shall be accompanied by a report listing (i) in the case of a sale of a Product by Metabolex or its Affiliate, the gross selling price of each Product sold during such period on a product-by-product and country-by-country basis and the calculation of Net Sales based on such sales including all other information reasonably necessary to determine the appropriate amount of such royalty payments; or (ii) in the case of a sale of a Product by a Sublicensee, such Sublicensee’s calculation of Net Sales.

6.3 Exchange Rate. The rate of exchange to be used in computing Net Sales and the amount of currency equivalent in United States dollars due DiaTex shall be made at the rate of exchange quoted on the last business day of the applicable royalty period (calendar quarter period) in the Wall Street Journal or a similar reference, consistently applied.

6.4 Records and Audit. For a period of [*] years after the royalty period to which the records relate, Metabolex shall keep complete and accurate records pertaining to the sale or other disposition of the Products commercialized by it, in sufficient detail to permit DiaTex to confirm the accuracy of all payments due hereunder. DiaTex shall have the right to cause an independent, certified public accountant to audit such records to confirm the Net Sales and royalty payments; provided, however, that such auditor shall not disclose Metabolex’s confidential information to DiaTex, except to the extent such disclosure is necessary to verify the amount of royalties and other payments due under this Agreement. Such audits may be exercised once a year, within [*] after the royalty period to which such records relate, upon notice to Metabolex and during normal business hours. Any amounts shown to be owing by such audits shall be paid immediately with interest in the amount of [*] per month (or the maximum amount permitted by law, if less) from the date first owed until paid. DiaTex shall bear the full cost of such audit unless such audit discloses a variance in the amounts paid by Metabolex of more than [*] percent [*] from the amount of royalties and/or other payments actually owed. In such case, Metabolex shall bear the full cost of such audit.

7.	INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Except as otherwise provided in this Article 7, the Party that invents or develops specific Know-How shall own such Know-How and all intellectual property rights therein, including without limitation any Patents claiming such Know-How. Inventorship shall be determined in accordance with the U.S. patent laws. Each Party shall remain the sole owner of its respective technology and other intellectual property that it owned as of the Effective Date or develops independently. A Party shall not have or acquire any rights in any inventions, know-how or intellectual property rights of the other Party, except as specifically granted herein. The Parties shall each own an undivided one-half interest in all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.

Joint Technology subject to the following: Metabolex shall have the exclusive right to use and practice the Joint Technology for use in the treatment or prevention of human diseases or conditions, including without limitation diabetes. The Parties shall jointly own the Enantiomer Patents, and the Parties agree to execute all instruments and assignments and take all such actions necessary to effect such joint ownership.

7.2 Patent Prosecution.

(a) Party’s Patents. Each Party shall have the sole right to file, prosecute and maintain Patents claiming inventions within such Party’s Know-How, at such Party’s expense.

(b) Joint Patents. Metabolex shall have the responsibility, at its expense, to file, prosecute and maintain Joint Patents claiming inventions within the Joint Know-How, respectively, in such countries as selected by Metabolex. Metabolex shall reasonably consider any recommendations provided by DiaTex regarding patent filing and/or prosecution of such patents, but the final decision as to filing and/or prosecution matters shall rest with Metabolex.

7.3 Cooperation. Each Party agrees to cooperate with the other and take all reasonable additional actions as may be reasonably required to achieve the intent of this Article 7, including, without limitation, the execution of all necessary and appropriate instruments and documents.

7.4 Infringement of Third Party Patents. In the event that a Third Party files an action against a Party alleging that such Party’s activities under this Agreement infringe such Third Party’s patent rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defense at the requesting Party’s sole expense.

7.5 Infringement of DiaTex Patents. If either Party becomes aware that a Third Party is infringing any rights in the DiaTex Patents, such Party shall give written notice to the other Party describing in detail the nature of such infringement. Metabolex (or its Sublicensee) shall have the initial right, but not the obligation, to enforce the DiaTex Patents against such Third Party infringer. Each Party agrees to provide the other Party (or its Sublicensee) all reasonable assistance in such enforcement at the requesting Party’s sole expense. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce DiaTex Patents shall first be applied pro rata to each Party to pay the costs and expenses of litigation in such action, and any remaining amount shall be paid to Metabolex and deemed to be Net Sales for purposes of royalty obligations to DiaTex hereunder.

7.6 Infringement of Joint Patents. If either Party becomes aware that a Third Party is infringing any Patent rights in the Joint Technology, such Party shall give written notice to the other. Party describing in detail the nature of such infringement. Metabolex shall have the sole right, at its expense, to enforce such Patents in the Joint Technology against Third Party infringers. DiaTex agrees to provide Metabolex all reasonable assistance in such enforcement at

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.

Metabolex’s sole expense. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce such Patents shall first be applied pro rata to each Party to pay such Party’s costs and expenses of litigation in such action. Any remaining amount shall be paid to Metabolex, and [*] shall be deemed to be Net Sales for purposes of royalty obligations to DiaTex hereunder.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement.

(b) Such Party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

(d) The execution and delivery of the Agreement and the performance of such Party’s obligations hereunder do not materially conflict with, or constitute a material default or require any consent under any material contractual obligation of such Party.

8.2 DiaTex represents and warrants to Metabolex that as of the date of this Agreement:

(a) DiaTex owns all the DiaTex Patents and DiaTex Know-How existing as of the Effective Date, and to the best of DiaTex’s and the DiaTex Principals’ knowledge, the DiaTex Patents and DiaTex Know-How existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part;

(b) DiaTex has the full right, power and authority to enter into this Agreement and to grant the licenses granted under Section 2.1 hereof;

(c) to the best of DiaTex’s and the DiaTex Principals’ knowledge, the DiaTex Patents and DiaTex Know-How existing as of the Effective Date practiced as permitted herein do not infringe on any intellectual property rights owned by any Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.

9.	CONFIDENTIALITY

9.1 Confidential Information Obligations. As used herein, “Confidential Information” means information that a Party discloses to the other Party under this Agreement in oral, written, graphic, electronic or other form, and is marked or otherwise designated as “confidential” or “proprietary” and, if disclosed orally, is summarized and designated as “confidential” or “proprietary” in a writing provided to the receiving Party not later than [*] days after such disclosure, provided that Confidential Information shall not include such information excluded under Section 9.2. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the term of this Agreement and for [*] years after the expiration or termination of this Agreement, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement.

9.2 Exceptions. The obligations set forth in Section 9.1 shall not apply to any Information that the receiving Party can demonstrate by competent evidence:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party by the other Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a third Party, by a third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) is independently developed by the receiving Party without using any of the other Party’s Confidential Information.

For clarity, it is understood that notwithstanding the fact that individual components of a particular item of Confidential Information are in the public domain, but the compilation or integration of such components in such item is not in the public domain, the fact that such individual components of the Program are in the public domain does not relieve a Party of its obligations of confidentiality under this Article 9 with regard to the compilation or integration of such components.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.

9.3 Permitted Disclosure. Notwithstanding the limitations in Section 9.1, Metabolex may disclose Confidential Information belonging to DiaTex, to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

(a) filing or prosecuting Patents;

(b) regulatory and tax filings;

(c) prosecuting or defending litigation;

(d) complying with applicable governmental laws or regulations or valid court orders;

(e) conducting preclinical or clinical trials of Products; and

(f) disclosure to Affiliates, licensees, Sublicensees, potential Sublicensees, employees, consultants, shareholders, potential shareholders, or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9:

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3, it will endeavor in good faith to secure confidential treatment of such information.

9.4 Terms of the Agreement. The Parties agree that the terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, a Party shall have the right to disclose the material financial terms of the Agreement to any bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner, subject to such Party obtaining the agreement of such Party to keep such information confidential.

10.	TERMINATION

10.1 Term of Agreement. The term of this Agreement shall expire, unless earlier terminated as provided by Sections 10.2 or 10.3 below, on the expiration of the last to expire DiaTex Patent, Enantiomer Patent, or if later, the expiration of all payment obligations hereunder. Upon such expiration, Metabolex shall retain a nonexclusive, worldwide, fully paid-up license under the DiaTex Technology to make, have made, use, import, offer for sale and sell Licensed Compounds and Products.

10.2 Termination for Material Breach. If a Party materially breaches this Agreement, and within [*] days of written notice of breach from the non-breaching Party the breaching Party has not (i) cured the breach, or (ii) initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching Party, then the non-breaching Party may terminate this Agreement in writing promptly after expiration of such [*] day period.

10.3 Termination by Metabolex. Metabolex shall have the right to terminate, upon [*] days prior written notice, the Program and the Agreement at any time that Metabolex determines that it no longer is interested in pursuing the Program.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.

10.4 Effect of Termination. Upon termination or expiration of the Agreement, (i) all licenses granted by DiaTex to Metabolex under Article 2 will terminate; (ii) any and all claims and payment obligations that accrued prior to the date of such termination or expiration shall survive such termination and (iii) each Party shall return all of the other Party’s Confidential Information.

10.5 Surviving Rights. The obligations and rights of the Parties under Section 3.5, 6.4, 7.1 and 11.6 and Article 10 shall survive termination or expiration of the Agreement.

10.6 Accrued Rights and Surviving Obligations. The termination or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

10.7 Bankruptcy Rights. In the event that this Agreement is terminated or rejected by DiaTex or its receiver or trustee under applicable bankruptcy laws due to DiaTex’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by DiaTex to Metabolex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of DiaTex covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded Metabolex under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

11.	MISCELLANEOUS

11.1 Waiver. No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party, except as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.

11.3 Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

In the case of Metabolex:	Metabolex, Inc.
3876 Bay Center Place
Hayward, CA 94545-3619
Fax: (510) 293-9090
Attention: President

with a copy to:	Cooley Godward LLP
Five Palo Alto Square
Palo Alto, CA 94306
Fax: (415) 857-0663
Attention: Barclay James Kamb, Esq.

In the case of DiaTex:	DiaTex, Inc.
105 Elm Spring Lane
San Antonio, TX 78231
Fax: 210-493-7063
Attn: Dr. Samuel Friedberg, President

Either Party may change its address for communications by a notice to the other Party in accordance with this Section.

11.4 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.5 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

11.6 Governing Law. This Agreement shall be governed exclusively by the laws of the State of California, U.S.A., excluding any choice of law rules which may direct the application of the law of any other jurisdiction.

11.7 Force Majeure. Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

11.8 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of Metabolex and the President of DiaTex for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [*] days of such notice the President of Metabolex and the President of DiaTex shall meet for attempted resolution by good faith

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.

negotiations. If such designated officers of the Parties are unable to resolve such dispute after [*] days of commencing such good faith negotiations, then the dispute will be resolved, if requested by a Party, by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be initiated by notice from one Party to the other in accordance with this Section 11.8, and shall be conducted in Denver, Colorado before a panel of three arbitrators.

11.9 Independent Contractors. In making and performing this Agreement, Metabolex and DiaTex act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Metabolex and DiaTex. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

11.10 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties’ original interest.

11.11 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

11.12 Entire Agreement. This Agreement and any and all Exhibits referred to herein embody the entire understanding of the Parties with respect to the subject matter hereof and supersedes and terminates all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

IN WITNESS WHEREOF, both Metabolex and DiaTex have executed this Agreement, as of the day and year first written above.

METABOLEX, INC.		DIATEX, INC.

By:	/s/ David W. Pritchard	By:	/s/ Samuel J. Friedberg
Name:	David W. Pritchard	Name:	Samuel J. Friedberg
Title:	Vice President Business Development and Finance	Title:	President

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.

EXHIBIT A

DIATEX PRINCIPALS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.

EXHIBIT B

STRUCTURE OF HALOFENATE

[*]

1169009 v6/HN

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.